                                   EXHIBIT 12
                         WILLIAMS ENERGY PARTNERS L.P.

             COMPUTATION OF RATIO OF EARNINGS TO CONSOLIDATED FIXED
                        CHARGES AND PREFERENCE DIVIDENDS
                             (DOLLARS IN THOUSANDS)

                                                            YEARS ENDED DECEMBER 31,
                                                  --------------------------------------------
                                                   2000      1999      1998     1997     1996
                                                  -------   -------   ------   ------   ------
Earnings:
  Income before income taxes....................  $ 4,847   $10,910   $9,432   $7,837   $5,283
  Add:
     Interest expense -- net....................   12,827     4,775       --       --      724
                                                  -------   -------   ------   ------   ------
          Total earnings as adjusted plus fixed
            charges.............................  $17,674   $15,685   $9,432   $7,837   $6,007
                                                  =======   =======   ======   ======   ======
Combined fixed charges and preference dividends:
  Pretax effect of preference dividends on
     common units...............................  $    --   $    --   $   --   $   --   $   --
  Interest expense -- net.......................   12,827     4,775       --       --      724
  Interest capitalized..........................       46        --       --       --       --
                                                  -------   -------   ------   ------   ------
     Combined fixed charges.....................  $12,873   $ 4,775   $   --   $   --   $  724
                                                  =======   =======   ======   ======   ======
Ratio of earnings to combined fixed charges and
  preference dividend requirements..............     1.37      3.28       --       --     8.30
                                                  =======   =======   ======   ======   ======

Note: Common units with preferential dividend requirements were not issued until February 2001.